EXHIBIT 23.1
CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
We consent to the incorporation by reference in the following Registration Statements of Sunair Services Corporation: Form S-8 (333-107103), Form S-8 (333-125270), Form S-3 (333-130057) and Form S-3 (333-124216) of our report dated January 14, 2008 on our audits of the consolidated financial statements of Sunair Services Corporation as of September 30, 2007 and 2006 and for each of the years in the three-year period ended September 30, 2007, which report is included in Sunair Services Corporation’s 2007 Annual Report on Form 10-K.

/s/ Berenfeld Spritzer Shechter & Sheer
Certified Public Accountants
January 14, 2008	Fort Lauderdale, Florida